UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2016

ALBEMARLE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	001-12658	54-1692118
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

451 Florida Street, Baton Rouge, Louisiana 70801

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: (225) 388-8011

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2016 Base Salaries

On February 26, 2016, the Board of Directors (the “Board”) of Albemarle Corporation (the “Company”) established the following base salaries for certain executive officers for fiscal year 2016: Luther C. Kissam, IV ($882,000); Scott A. Tozier ($505,000); Karen G. Narwold ($460,000); Matthew K. Juneau ($415,000); and Susan M. Kelliher ($395,000).

2016 Annual Incentive Plan

On February 26, 2016, the Board approved the fiscal year 2016 annual incentive plan target award percentages for certain executive officers of the Company, pursuant to the Albemarle Corporation 2008 Incentive Plan (as amended, the “Incentive Plan”). Under the Incentive Plan, each of these executive officers is eligible to receive an annual cash incentive payment of zero to two times a target percentage of their respective base salaries if certain company-wide criteria established by the Board are met for 2016. The target percentages of base salary are as follows: Luther C. Kissam, IV (125%); Scott A. Tozier (75%); Karen G. Narwold (75%); Matthew K. Juneau (75%) and Susan M. Kelliher (75%). These executive officers earn these targeted percentages for achieving target performance levels under the Incentive Plan company-wide criteria. For superior corporate performance and subject to the achievement of specific individual performance goals, up to two times target may be earned. The maximum amounts payable for 2016 are as follows: Luther C. Kissam, IV ($2,205,000); Scott A. Tozier ($757,500); Karen G. Narwold ($690,000); Matthew K. Juneau ($622,500); and Susan M. Kelliher ($592,500). In order to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, in 2016, if earnings before interest, taxes, depreciation and amortization exceeds 5% of net sales, the awards are initially determined at maximum. The annual incentive awards actually paid to these executive officers are then adjusted to a level below the plan maximum in accordance with the actual Company performance, individual performance, and award targets described above. The Board bases the annual incentive awards for named executive officers on performance measures allowed by the Incentive Plan and uses its negative discretion to pay incentive awards for the executives at the performance level achieved against the goals. Any incentive payments earned under the Incentive Plan for 2016 will be paid in the first quarter of 2017.

2016 Long Term Incentive Grant

On February 26, 2016, the Board approved a total grant value of up to $30 million for the 2016 long term incentive plan, comprised of: (i) Stock Options, which will vest on the third anniversary of the grant date, and which will expire February 25, 2026; (ii) Restricted Stock Units (“RSUs”), one-half of which will vest on February 26, 2019 with the remaining half vesting on February 26, 2020; and (iii) Performance Stock Units (“PSUs”), one-half of which will vest in early 2019 at the time of determination that the Company’s total shareholder return (“Total Shareholder Return”) relative to its peers meets the Company’s related performance goals and one-half on January 1, 2020.

Total Shareholder Return is calculated by dividing (a) the sum of the dividends paid during the performance period and the difference between the twenty-day average daily closing price of the Company’s shares at the end and the beginning of the measurement period, by (b) the twenty-day average daily closing price of the Company’s common shares at the beginning of the performance period. The Company’s Total Shareholder Return is compared to the Total Shareholder Return of the Company’s peer group of 18 similarly-sized (in terms of revenue) chemical companies within the Dow Jones Chemical Index (the “Peer Group”) calculated on the same basis. The threshold performance level for the PSUs is at the 25th percentile of the Peer Group and the target performance level for the PSUs is the 50th percentile of the Peer Group. Superior performance level begins at the 75th percentile of the Peer Group results. Awards for performance between the specified performance levels will be interpolated.

Each of the grants listed above will be awarded to certain employees of the Company, and are subject to the terms set forth in the Notice of Option Grant (Exhibit 10.1), Notice of Restricted Stock Unit Award (Exhibit 10.2) and Notice of TSR Performance Unit Award (Exhibit 10.3), all of which are incorporated by reference herein.

2.

As part of the grants on February 26, 2016, the Board granted Stock Options, RSUs and PSUs to the Company’s named executive officers for 2016 under the Incentive Plan. The values granted to each executive officer are set forth below, and are apportioned approximately 25% in the form of Stock Options, 25% in the form of RSUs and 50% in the form of PSUs, respectively: Luther C. Kissam IV ($4,000,000); Scott A Tozier ($900,000); Karen G. Narwold ($700,000); Matthew K. Juneau ($600,000); and Susan M. Kelliher ($500,000). The value of PSUs included in the above figures reflects the approximate number of PSUs that each named executive officer would receive for target level performance by the Company multiplied by the grant date closing stock price.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.1	Notice of Option Grant

10.2	Notice of Restricted Stock Unit Award

10.3	Notice of TSR Performance Unit Award

3.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALBEMARLE CORPORATION

Date: March 2, 2016	By:	/s/ Karen G. Narwold
Karen G. Narwold
Senior Vice President, General Counsel, Corporate and Government Affairs, Corporate Secretary

4.

EXHIBIT INDEX

Exhibit Number	Exhibit

10.1	Notice of Option Grant

10.2	Notice of Restricted Stock Unit Award

10.3	Notice of TSR Performance Unit Award

5.